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		   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




March 5, 1996


The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway
Suite 100
Wilmington, Delaware  19809

Warburg, Pincus Growth & Income Fund, Inc.
Warburg, Pincus Balanced Fund, Inc.
Warburg, Pincus Tax Free Fund, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Warburg Pincus Growth & Income Fund, Warburg Pincus Balanced Fund, and Warburg Pincus Tax Free Fund (each, an "Existing Warburg Fund" and, collectively, the "Existing Warburg Funds"), each a separate series of The RBB Fund, Inc. (the "RBB Fund"), (b) Warburg, Pincus Growth & Income Fund, Inc., Warburg, Pincus Balanced Fund, Inc. and Warburg, Pincus Tax Free Fund, Inc. (each, a "New Warburg Fund" and, collectively, the "New Warburg Funds") and (c) holders of shares of common stock in each of the Existing Warburg Funds when the holders of shares in each of the Existing Warburg Funds receive shares of common stock of each corresponding New Warburg Fund in liquidation of their interests in the Existing Warburg Funds pursuant to an acquisition by each of the New Warburg Funds of all or substantially all of the assets of the corresponding Existing Warburg Fund in exchange for the shares of the New Warburg Fund and the assumption by the New Warburg Fund of scheduled liabilities of the Existing Warburg Fund and the subsequent liquidation of the Existing Warburg Fund and distribution in liquidation of the shares of the New Warburg Fund to the shareholders of the Existing Warburg Fund (the "Reorganization"), all pursuant to an agreement and plan of reorganization.






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March 5, 1996
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We have reviewed such  documents and materials as we have  considered  necessary for the purpose of rendering this opinion. In rendering this opinion, we assume that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we assume the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Existing Warburg Funds and the New Warburg Funds set forth in the Registration Statements on Form N-14 (the "Registration Statements") filed by each of the New Warburg Funds with the Securities and Exchange Commission and representations to be made in letters from the RBB Fund, on behalf of each Existing Warburg Fund, and each of the New Warburg Funds addressed to us for our use in rendering a final opinion. Based on information received and expected to be received from the Existing Warburg Funds and the New Warburg Funds, we have no reason to believe that we will not be able to render this opinion as a final opinion at the Closing. We have no reason to believe that these representations and facts will not be valid, but we have not attempted and will not attempt to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statements.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986 (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, it is our opinion that:



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March 5, 1996
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          (1) the transfer of all or substantially  all of each Existing Warburg
Fund's assets in exchange for the corresponding New Warburg Fund's shares and the assumption by the New Warburg Fund of certain scheduled liabilities of the Existing Warburg Fund will constitute a "reorganization" within the meaning of
Section 368(a)(1)(F) of the Code, and the Existing Warburg Fund and the corresponding New Warburg Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) no gain or loss will be recognized by any New Warburg Fund upon the receipt of the assets of the corresponding Existing Warburg Fund in exchange for the New Warburg Fund's shares and the assumption by the New Warburg Fund of certain scheduled liabilities of the corresponding Existing Warburg Fund;

          (3) no gain or loss will be recognized by any Existing Warburg Fund upon the transfer of its assets to the corresponding New Warburg Fund in exchange for the New Warburg Fund's shares and the assumption by the New Warburg Fund of certain scheduled liabilities of the Existing Warburg Fund or upon the distribution (whether actual or constructive) of the New Warburg Fund's shares to the Existing Warburg Fund's shareholders;

          (4) no gain or loss will be recognized by an Existing Warburg Fund's shareholders upon the exchange of their shares for the corresponding New Warburg Fund's shares and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund;

          (5) the aggregate tax basis of the shares of the New Warburg Fund received by each shareholder of an Existing Warburg Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Existing Warburg Fund surrendered therefor, and the holding period of the shares of the New Warburg Fund to be received by each shareholder of the Existing Warburg Fund will include the period during which the shares of the Existing Warburg Fund exchanged therefor were held by such shareholder (provided the shares of the Existing Warburg Fund were held as capital assets on the date of the Reorganization); and

             (6) the tax basis to the New Warburg Fund of the corresponding Existing Warburg Fund's assets acquired by

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March 5, 1996
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the New  Warburg  Fund will be the same as the tax  basis of such  assets to the
Existing Warburg Fund immediately prior to the Reorganization, and the holding period of the assets of the Existing Warburg Fund in the hands of the New Warburg Fund will include the period during which those assets were held by the Existing Warburg Fund.

We hereby consent to the filing of this opinion as an exhibit to each Registration Statement and to the use of our name and any reference to our firm in each Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof.

Very truly yours,



/s/ Willkie Farr & Gallagher
WILLKIE FARR & GALLAGHER